UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2025

TRANSCODE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40363	81-1065054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

TransCode Therapeutics, Inc.

6 Liberty Square, #2382
Boston, Massachusetts 02109

(Address of principal executive offices, including zip code)

(857) 837-3099

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNAZ	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On December 19, 2025, the Board of Directors (the “Board”) of TransCode Therapeutics, Inc., a Delaware corporation (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Jack Stover to the Board, effective December 19, 2025. Mr. Stover will serve with a term expiring at the Company’s annual meeting of stockholders to be held in 2026, at which time he is expected to stand for election by the Company’s stockholders, or until his earlier death, resignation or removal. The Board determined that Mr. Stover is an independent director and a financial expert as those terms are defined by the Securities and Exchange Commission and the Nasdaq Stock Market, LLC (“Nasdaq”).

Mr. Stover has been Chairman of the Board of Directors of Traws Pharma, Inc. (Nasdaq: TRAW) (“Traws”), a novel small molecule anti-viral and oncology company since July 2025, and a member of the Board of Directors, Chairman of the Audit Committee, member of the Compensation Committee and member of the Nominating and Governance Committee of Traws since March 2024. From May 2016 to March 2024, he served as a member of the Board of Directors, Chairman of the Audit Committee and a member of the Compensation Committee of Onconova Therapeutics, Inc. (formerly Nasdaq: ONTX) which merged with Trawsfynydd Therapeutics, Inc., to become Traws in March 2024. From March 2021 until July 2025, Mr. Stover served as Chief Executive Officer and as Director of NorthView Acquisition Corp. (Nasdaq: NVAC), a special purpose acquisition company that merged into Profusa, Inc. (Nasdaq: PFSA) (“Profusa”), a digital health company developing tissue integrated biosensors, in July 2025. Subsequently, he has served as a member of the Board of Directors of Profusa since July 2025. Mr. Stover has also been a member of the Board of Directors of Stero Therapeutics, Inc., a privately-held small molecule biopharma development company since February 2024. From August 2024 until November 2024 when he resigned, Mr. Stover served as a member of the Board of Directors and Chairman of the Audit Committee of PharmaCyte Biotech, Inc. (Nasdaq: PMBC), a biotech company developing cell-based therapies for cancer and diabetes. From June 2016 until December 2020, Mr. Stover was Chief Executive Officer and Director of Interpace Biosciences, Inc. (Nasdaq: IDXG), a molecular diagnostics company focused principally on pancreatic and thyroid cancer. In addition to other relevant experience, Mr. Stover was also formerly Chief Executive Officer of Antares Pharma Inc. (previously Nasdaq: ANTR) and a partner with PricewaterhouseCoopers (then Coopers and Lybrand), working in the bioscience industry division in Pennsylvania and New Jersey. Mr. Stover holds a B.A. in Accounting from Lehigh University and was a Certified Public Accountant. We believe that Mr. Stover is well-qualified to serve as a director of our company based on his experience holding senior leadership positions in the life sciences industry, and his specific experience and skills in the areas of general operations, financial operations and administration.

As a non-employee director, Mr. Stover will receive cash and equity compensation for his Board service pursuant to the Company’s non-employee director compensation policy. There are no arrangements or understandings between Mr. Stover and any other person pursuant to which Mr. Stover was selected as a director, and there are no transactions between Mr. Stover and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, the Company has entered into an indemnification agreement with Mr. Stover in connection with his appointment to the Board which is in substantially the same form as that entered into with the existing directors of the Company.

Board Committees

On December 19, 2025, the Board accepted Dr. Magda Marquet’s resignation as a member of the Audit Committee of the Board. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, then appointed Mr. Stover to serve as a member of the Audit Committee and Nominating and Corporate Governance Committee, each until his successor is duly elected and qualified, or until his earlier death, resignation or removal, or until otherwise determined by the Board.

Item 7.01 Regulation FD Disclosure.

On December 22, 2025, the Company issued a press release announcing Mr. Stover’s appointment to the Board. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 hereto, is being furnished herewith and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 22, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCODE THERAPEUTICS, INC.

	By:	/s/ Philippe P. Calais
	Name:	Philippe P. Calais
	Title:	Chief Executive Officer
December 22, 2025